Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 9, 2020 relating to the audit of the financial statements of BioSolar, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

January 29, 2021